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                                                                  Exhibit (e)(1)

                            CONFIDENTIALITY AGREEMENT

                                     between

                                   Celanese AG
                                   ("Company")

                                       and

                            General Electric Company

                    Blackstone Management Partners III L.L.C.

    (General Electric Company and Blackstone Management Partners III L.L.C.
                      together the "Bidder" or "Bidders")

                  (Bidder and Company together the "Parties")

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                                    PREAMBLE

                  WHEREAS the Bidder is interested in the acquisition of the Company by way of a public takeover bid to the shareholders of the Company (the "Takeover Bid" or "Transaction").

                  WHEREAS the Bidder shall receive based on, and subject to, the terms and conditions of this confidentiality agreement (the "Agreement"), certain information relating to the Company.

                  WHEREAS the Parties are aware that the disclosure of information by the Company to the Bidder requires a step-by-step approach in which the extent and depth of information provided by the Company is dependent on (i) the information provided by the Bidder on its strategic intentions regarding the Company and its businesses and (ii) other relevant information regarding the proposed transaction and the further steps to be taken.

NOW THEREFORE, the parties hereto agree as follows:

                                       I.

                       CONFIDENTIAL AND PUBLIC INFORMATION

1. All information (whether written or oral) furnished (whether before or after the date hereof) by or on behalf of the Company, or any of its affiliates, agents and advisors, to the Bidder, or any of its directors, officers, employees, agents and advisors (collectively "Representatives"), in connection with the Transaction and all analyses, compilations, forecasts, studies or other documents prepared by the Bidder or its Representatives which contain or reflect any such information shall be confidential ("Confidential Information").

2.   The term "Confidential Information" does not include any information that
     (i) at the time of the disclosure or thereafter is generally available to, and known by, the public (other than as a result of a disclosure, directly or indirectly, by the Bidder or its Representatives), (ii) was available to the Bidder on a non-confidential basis from a source other than the Company, any of its affiliates, agents

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     or advisors, provided, that such source is not, and was not, bound by a confidentiality obligation to the Company, or any of its affiliates, or
     (iii) has been independently acquired or developed by the Bidder without violating any of its obligations under this Agreement (altogether "Public Information").

                                       II.

                            DISCLOSURE OF INFORMATION

1. After signing of this Agreement the Company's board of management (the "Management Board") shall continue to support the Bidder in obtaining Public Information on the Company as the Bidder reasonably requests.

2. Simultaneously with the submission of this Agreement, the Bidder is submitting a general outline of its current intentions regarding a Transaction. As appropriate in the course of discussions, the Bidder will provide additional detail regarding the nature and form of the Transaction, including a preliminary paper explaining its strategic intentions regarding the Company and its businesses subsequent to the Transaction ("Strategic Paper"), to the Company's Management Board. The information contained in the Strategic Paper regarding the intentions of the Bidder with regard to the future business activity of the Company shall be as detailed as reasonably possible, in light of the information about the Company and its industries available to the Bidder at the time of its preparation. The Bidder will ensure that the Strategic Paper does not lead to any duties to publish the intention to launch a tender offer pursuant to Section 10 of the German Securities Acquisition and Takeover Act.

3. Based on the information provided by the Bidder pursuant to paragraph 2 of this Section, the Company will make available to the Bidder certain non-public information as reasonably requested by the Bidder. The submission of such information, its content, scope and form are in the Company's discretion.

4. Subsequent to the receipt of the non-public information as requested by the Bidder, the Bidder will send an offer proposal ("Offer") to the Company's Management Board in which the Bidder (i)

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     expresses its interest to launch the Takeover Bid, (ii) indicates a price per share and (iii) defines the financial, economic and legal key assumptions underlying the contemplated bid. The Company's Management Board will then review the Offer in good faith and will communicate to the Bidder on how to further proceed, if at all, with the discussions between the Company and the Bidder.

                                      III.

            DUTIES AND OBLIGATIONS REGARDING CONFIDENTIAL INFORMATION

1. Confidential Information will be used solely for the purpose of evaluating the Transaction by the Bidder and will not be used in any way, directly or indirectly, in a manner which might be detrimental to the Company, or any of its affiliates.

     Such information will be kept strictly confidential by the Bidder, except that the Bidder may disclose the Confidential Information, or portions thereof, to those of its Representatives who need to have such information for the purpose of evaluating the Transaction, it being understood that, before disclosing the Confidential Information, or any portion thereof, to any of its Representatives, the Bidder will inform them as to the confidential nature of the Confidential Information and obtain their agreement to be bound by this Agreement.

2. In the event that the Bidder, or any of its Representatives, becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or otherwise) to disclose any of the Confidential Information, the Bidder shall promptly notify the Company of such requirements so that the Company, or any of its affiliates, may seek a protective order or other appropriate remedy. The Bidder shall demonstrate best efforts to support the Company in seeking such protective order.

3. If the Transaction should finally not be consummated by the Bidder, it will promptly (i) return to the Company at its expense or destroy all copies of the Confidential Information in the possession of the Bidder or any of its Representatives and destroy any analyses, compilations, forecasts, studies, other documents or electronic data prepared by the Bidder, or for the use of the Bidder, containing or reflecting any Confidential Information and
     (ii) confirm in writing to the Company that all such

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     material has been returned or destroyed, respectively, in compliance with the terms of this Agreement.

4. Without the prior written consent of the Company neither the Bidder nor any of its Representatives will disclose to any third party (i) the fact that investigations, discussions or negotiations are taking place concerning the Transaction involving the Bidder, (ii) that the Bidder has requested or received Confidential Information from the Company, or any of its affiliates, agents or advisors, or (iii) any of the terms, conditions or other facts with respect to the Transaction, including the status thereof.

5. Until two years from the date hereof, the Bidder agrees not to knowingly solicit for employment in its business any of the Company's, or any of its affiliates', directors, officers or employees who become known to the Bidder in the course of its evaluation of a potential Transaction hereunder, or to cause or influence any such person to terminate an existing relationship with the Company or any of its affiliates. For the purpose of this paragraph the "business" of General Electric Company shall be deemed to be the activities of its GE Plastics business unit.

     It is further agreed that the Bidder and any of its Representatives shall not, disclose the existence of the Transaction to any supplier or customer of the Company, or any of its affiliates, without the Company's express consent.

6. The Bidder further acknowledges that the Company, or any of its affiliates, do not make any representation or warranty, either express or implied, as to the accuracy or completeness of the Confidential Information. The Bidder agrees that neither the Company or any of its affiliates nor any of their directors, officers, employees, agents and advisors shall have any liability to the Bidder, or any of its Representatives, resulting from any use of the Confidential Information by the Bidder or its Representatives, except as, and to the extent, expressly provided in the definitive agreements relating to the Transaction.

7. The Bidder hereby undertakes to indemnify and compensate the Company, or any of its affiliates, from any and all obligations, liabilities and damages, costs, or losses suffered by the Company, or any of its affiliates, caused by any breach or non-performance of any of the Bidder's, and its

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     Representatives', duties and obligations pursuant to this Agreement. The
     Bidders shall be jointly and severally liable (gesamtschuldnerisch).

                                       IV.

                      TERMINATION OF DISCUSSIONS/STANDSTILL

1. The Company and the Bidder shall be entitled at any time to terminate any discussions concerning the Transaction ("Termination") or to enter into any transaction with a third party without prior notice to the other party. Claims for damages on the grounds of culpa in contrahendo are excluded, unless such damage claims are based on proven gross negligence or willful misconduct.

2. For one year following the Termination, as evidenced by delivery of a written (including telefax or email) notice to the other party stating such Termination, the Bidder, except in connection with a Negotiated Transaction, will not acquire any shares of the Company, whether on or off exchange. As used herein, "Negotiated Transaction" shall mean a Transaction that has been approved by the Company. The Bidders, i.e. General Electric and Blackstone Management Partners III L.L.C., shall be obliged to impose the obligation under paragraph 2 of this section also on their respective affiliates as well as on any person acting jointly with the Bidders. As used herein, "Affiliate" shall mean any company as defined in Section 15, whereas "person acting jointly" shall mean any person as defined in Section 2 paragraph 5, of the German Securities Acquisition and Takeover Act.

3. Notwithstanding any other provision of this Agreement, the Bidder will be released from the obligations of paragraph 2 of this Section and, to the extent necessary to comply with any requirements of law in making a competing offer, the other obligations of this Agreement, if, prior to the expiration of the duration of Bidder's obligations under paragraph 2 of this Section, (i) an unaffiliated third party (or group) announces an intention to acquire, or acquires, directly or indirectly, control of the Company, of any class of the Company's securities, or of all or substantially all of the assets of the Company without the consent of the Company, or (ii) there is a public announcement that the Company has accepted a third party's offer, or has entered into an agreement for a third party, to acquire control of or combine with the Company, or acquire assets of the Company in a transaction that would require the approval of the Company.

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4.   In case of a Termination pursuant to paragraph 1 of this Section or in case the Transaction should finally not be consummated or in case of any return or destruction of Confidential Information, the provisions of this Agreement shall remain in full force and effect, including, without limitation, in case this Agreement should be terminated for serious reasons (Kundigung aus wichtigem Grund).

                                       V.

                                FEES AND EXPENSES

     Each party shall bear its own expenses and fees in connection with the actions contemplated herein.

                                       VI.

                                  MISCELLANEOUS

1. If any of the provisions of this Agreement should be or become invalid or should not contain a necessary regulation, the validity of the other provisions of this Agreement shall not be affected thereby. The invalid provision shall be replaced and the gap be filled by a legally valid arrangement which would correspond as closely as possible to the intention of the parties or what would have been the intention of the parties according to the aim and purpose of this Agreement if they had recognized the gap.

2. This Agreement shall be governed by the laws of the Federal Republic of Germany. The courts of Frankfurt am Main shall have jurisdiction for all disputes out of, or in connection with, this Confidentiality Agreement including disputes about its validity.

3. Notwithstanding anything to the contrary provided elsewhere in this Agreement, as long as Confidential Information is not made available to Blackstone Group Holdings L.L.C. and its affiliates in their business distinct from the private equity business of Blackstone Capital Partners Merchant Banking Fund L.P. and Blackstone Management Partners III L.L.C. (the "Non-Private Equity Blackstone Affiliates"), none of the provisions of this Agreement with the exception of the

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     standstill obligation pursuant to Section IV, Paragraph 2 hereof shall in any way limit the activities of the Non-Private Equity Blackstone Affiliates. However, unless Confidential Information is made available to it or its Representatives Blackstone Alternative Asset Management L.P. and its hedge-fund business shall be exempted from the standstill obligation pursuant to Section IV, Paragraph 2 hereof for the ordinary course of its business, but not for launching an unfriendly or hostile Takeover Bid. For avoidance of doubt, Sentence 1 of this paragraph does not permit a breach of the provisions of this Agreement.

4. Nothing in this Agreement shall limit GE or its affiliates (including, without limitation, General Electric Capital Corp. and its affiliates) from pursuing their ordinary business activities, including, without limitation, ordinary brokerage, discretionary money management, management of pension and other similar funds, sales, trading, passive market-making activities, financing, investing in debt or equity interests or derivatives thereof, or other similar or related financial services or investment activities, provided that (i) Confidential Information is not used in connection with such activities and (ii) none of such activities is undertaken for the purpose of circumventing the standstill obligation set forth in Section IV, paragraph 2 hereof or to launch an unfriendly or hostile Takeover Bid.

Date 07/26/02

Celanese AG

By /s/ Joachim Kaffanke       /s/Andreas Pohlmann
   --------------------       --------------------
   Joachim Kaffanke           Andreas Pohlmann

Date 07/26/02

General Electric Company

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By /s/ Mr. Fujimori
   -----------------------
   Mr. Fujimori

Date July 26, 2002

Blackstone Management Partners III L.L.C.

By /s/ Robert C. Friedman
   ------------------------
   Robert C. Friedman
   Member